Exhibit 4.4

FIRST AMENDMENT TO THE

COLONY STARWOOD HOMES EQUITY PLAN

WHEREAS, Colony Starwood Homes (formerly known as Starwood Waypoint Residential Trust) (the “Company”) maintains the Starwood Waypoint Residential Trust Equity Plan (the “Plan”);

WHEREAS, pursuant to Section 9(d) of the Plan, the Board of Trustees (the “Board”) of the Company may amend the Plan; and

WHEREAS, the Board finds it desirable and in the best interests of the Company and its shareholders to amend the Plan to: (i) increase the number of common shares (“Shares”) of the Company reserved for the grant of awards under the Plan from 2,932,697 Shares to 5,432,697  Shares; (ii) rename the Plan; (iii) update the Plan for the current name of the Company and the “Operating Partnership”; (iv) remove provisions in the Plan relating to SWAY Management LLC; and (v) clarify that an Award made under the Plan will not vest upon a Change of Control if otherwise provided in the applicable Award Agreement.

NOW THEREFORE, BE IT RESOLVED, that, effective as of May 15, 2017, the Plan hereby is amended as follows:

1.The title of the Plan hereby is amended in its entirety to be the “Colony Starwood Homes Equity Plan”.

2.The first sentence of Section 1 of the Plan hereby is amended by deleting the ~~stricken~~ text and adding the double underlined text so that such sentence reads in its entirety as follows:

“The purposes of the ~~Starwood Waypoint Residential Trust~~ 2014 Colony Starwood Homes Equity Plan (the “Plan”) are to afford an incentive to the trustees and officers, advisors and consultants of Colony Starwood Homes (the “Company”) who are in any case natural persons and providing services to the Company~~, including without limitation individuals who are employees of the Manager or one of its Affiliates who are providing services to the Company,~~ to continue as trustees, officers, advisors or consultants, to increase their efforts on behalf of the Company and to promote the success of the Company’s business.”

3.Section 2(e) of the Plan hereby is amended by deleting the ~~stricken~~ text so that such section reads in its entirety as follows:

““Change of Control” means a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, in any case, within the meaning of Section 409A of the Code; provided, however, that ~~a transaction or series of transactions effected with the Manager and/or any Affiliate of the Manager,~~ a transaction or series of transactions through the acquisition of Shares or other Company securities (regardless of the form of such transaction or series of transactions), changes to the membership of the Board or otherwise, shall not constitute a Change of Control for purposes of the Plan or any Award.”

4.Section 2(h) of the Plan hereby is amended by deleting the ~~stricken~~ text and adding the double underlined text so that such section reads in its entirety as follows:

““Company” means ~~Starwood Waypoint Residential Trust~~ Colony Starwood Homes, a Maryland real estate investment trust, or any successor trust.”

5.	Section 2(l) of the Plan hereby is deleted in its entirety.

6.Section 2(m) of the Plan hereby is deleted in its entirety.

7.Section 2(n) of the Plan hereby is amended by deleting the ~~stricken~~ text and adding the double underlined text so that such section reads in its entirety as follows:

““Operating Partnership” means ~~Starwood Waypoint Residential~~ Colony Starwood Homes Partnership, L.P., a Delaware limited partnership.

8.The first sentence of Section 4 of the Plan hereby is amended by deleting the ~~stricken~~ text so that such sentence reads in its entirety as follows:

“Awards may be granted, in the discretion of the Board, to individuals who are, as of the date of grant, trustees or officers, advisors or consultants of the Company, who in any case are natural persons and providing services to the Company~~, including without limitation individuals who are employees of the Manager or one of its Affiliates~~.”

9.Subject to obtaining the approval of the Company’s shareholders, the first sentence of the first paragraph of Section 5 of the Plan hereby is amended by deleting the ~~stricken~~ text and adding the double underlined text so that such sentence reads in its entirety as follows:

“The maximum number of Shares and/or OP Units reserved for the grant of Awards under the Plan on or after ~~the Effective Date~~ May 15, 2017 shall be equal to ~~2,932,697~~ 5,432,697, ~~less any Shares and/or OP Units issued or subject to awards granted under the Company’s Manager Equity Plan on or after the Effective Date,~~ subject to adjustment as provided herein.”

10.Section 8 of the Plan hereby is amended by adding the double underlined text so that such section reads in its entirety as follows:

“In the event of a Change of Control, unless otherwise provided in an Award Agreement, any Award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the Award will be deemed to be fully achieved; provided, however, that for any Award subject to Section 409A of the Code, no payment may be made to the holder of such Award unless the transaction constituting a Change of Control also constitutes, within the meaning of Section 409A of the Code, a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company.”

11.Section 9(b) of the Plan hereby is amended by deleting the ~~stricken~~ text so that such section reads in its entirety as follows:

“No Right to Continued Service, Etc. Nothing in the Plan or in any Award, any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue as a trustee of, or continue to provide services to, the Company or any parent, subsidiary or Affiliate of the Company ~~or the Manager~~ or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant’s service.”

Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Plan.